Exhibit 3.49

ARTICLES OF INCORPORATION

OF

MEDICAL TRANSPORTATION SERVICES, INC.

Executed by the undersigned for the purpose of forming a South Dakota corporation under SDCL 47-2 of the South Dakota Business Corporation Act.

ARTICLE I

The name of the corporation is MEDICAL TRANSPORTATION SERVICES, INC.

ARTICLE II

The period of existence of the corporation is perpetual.

ARTICLE III

The purpose or purposes for which the corporation is organized is to engage in the business commonly known as furnishing medical transportation and ambulance service, both emergency and nonemergency, and any business incidental or related thereto, and such other business or business activities as shall be considered desirable by the directors, and to make and execute any and all agreements for the purposes outlined, including agreements for borrowing of money, to construct, own, purchase, maintain, operate, sell, lease or dispose of real and personal property which may be necessary or advisable for the carrying on of the business of the corporation; and to do all other things subsidiary, necessary or contingent for carrying out and into effect the main purposes of the corporation; to enter into partnerships and any and all other lawful purposes for which corporations may be incorporated under this Act.

ARTICLE IV

The amount of the capital stock of the corporation shall be One Hundred Thousand Dollars ($100,000.00) and the aggregate number of shares which the corporation shall be authorized to issue is 1,000 shares of common stock of the par value of One Hundred Dollars ($100.00) per share.

ARTICLE V

The corporation shall not commence business until at least One Thousand Dollars ($1,000.00) has been received by it as consideration for the issuance of shares.

ARTICLE VI

The address of the registered office of the corporation is 1405 South Tenth Avenue, Sioux Falls, South Dakota 57101, and the name of its registered agent at such address is Orlen Tschetter.

ARTICLE VII

The number of directors constituting the initial Board is two, and the names and addresses of the persons who are to serve as such directors until the first annual meeting of shareholders or until their successors are elected and shall qualify, are:

Name	Address
Orlen Tschetter	4201 East 22nd Street Sioux Falls, S.D. 57103

Bonnie Tschetter	4201 East 22nd Street Sioux Falls, S.D. 57103

ARTICLE VIII

The names and addresses of the incorporators are:

Name	Address
Orlen Tschetter	4201 East 22nd Street Sioux Falls, S.D. 57103

Bonnie Tschetter	4201 East 22nd Street Sioux Falls, S.D. 57103

These Articles may be amended in the manner authorized by law at the time of amendment.

Executed in duplicate on the 14 day of July, 1983.

Orlen Tschetter

Bonnie Tschetter

STATE OF SOUTH DAKOTA	)
	:	SS
COUNTY OF MINNEHAHA	)

On this, the 14 day of July, 1983, before me, the undersigned officer, personally appeared ORLEN TSCHETTER and BONNIE TSCHETTER, known to me or satisfactorily proven to be the persons whose names are subscribed to the within instrument, and acknowledged that they executed the same. for the purposes therein contained.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

Notary Public – South Dakota
My Commission Expires: 9-22-93